Exhibit 5

TROUTMAN SANDERS LLP
ATTORNEYS AT LAW
A LIMITED LIABILITY PARTNERSHIP

BANK OF AMERICA PLAZA
600 PEACHTREE STREET, N.E.—SUITE 5200
ATLANTA, GEORGIA 30308-2216
TELEPHONE: 404-885-3000
FACSIMILE: 404-885-3995

November 16, 2004

GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia 30501

  Re:
  GB&T Bancshares, Inc.
  Registration Statement on Form S-3
  Pursuant to Rule 462(b)

Ladies and Gentlemen:

        We have served as counsel to GB&T Bancshares, Inc., a corporation organized and existing under the laws of the State of Georgia (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (Registration No. 333-119789) (the "Initial Registration Statement") with respect to the offer and sale of up to 1,380,000 shares of common stock, no par value, of the Company (the "Shares"). The Company intends to issue and sell the Shares to the underwriters (the "Underwriters") listed on Schedule A to that certain Underwriting Agreement, (the "Underwriting Agreement"), entered into by and among the Company and the Underwriters.

        We also have acted as counsel to the Company in connection with its filing of the Registration Statement on Form S-3 under Rule 462(b) of the Securities Act (the "Rule 462(b) Registration Statement"). The Rule 462(b) Registration Statement relates to the Initial Registration Statement and up to 271,680 additional shares of Company common stock that the Company may issue (the "Additional Shares").

        In connection with this opinion, we have examined the 462(b) Registration Statement and the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents as we have deemed relevant and necessary in connection with the opinion expressed herein. As to questions of fact material to this opinion, we have relied, without independent investigation, upon statements and representations of officers and representatives of the Company and of public officials.

        In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization of all documents and agreements by all parties thereto other than the Company, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

        Based upon such examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and compliance with the applicable provisions of the securities or "blue sky" laws of the various states, the Additional Shares, when the certificates therefor have been duly executed, countersigned, registered, issued and delivered in accordance with the terms of the Initial Registration Statement and the Underwriting Agreement, will be duly and validly issued, fully paid, and non-assessable.

        We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia and the Federal law of the United States of America.

        We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                      Sincerely,

                      /s/ TROUTMAN SANDERS LLP